EXHIBIT 99.1

For Immediate Release

RealNetworks Reports First Quarter Results and Announces One Million
Subscribers to RealNetworks’ Subscription Services

RELATIONSHIPS WITH ERICSSON, NOKIA, OPENWAVE AND PALM CONTINUE TO EXTEND HELIX PLATFORM AND REALONE PLAYER REACH BEYOND THE PC

     SEATTLE, April 29, 2003 – RealNetworks®, Inc. (Nasdaq: RNWK), the global leader in Internet media delivery, today announced results for the quarter ended March 31, 2003. For the first quarter of 2003, revenue was $46.9 million and net loss was ($2.8) million or ($0.02) per share. Additionally, RealNetworks achieved the significant milestone of being the first company to reach one million subscribers to paid Internet media content subscription services.

     “In the first quarter of 2003 we continued to make progress towards our key goals,” said Rob Glaser, CEO, RealNetworks, Inc. “We stabilized our technology business while continuing to grow our consumer subscription business. We powered the first shipments of high volume consumer devices from Palm and Nokia that use the RealOne Player, including the new Nokia 3650. And, most significantly, we passed the major milestone of reaching one million subscribers for our content subscription business. To all of our media partners, distribution partners, and consumers, we say, ‘Thanks a Million’.”

     Consistent with last quarter’s guidance, total revenue for the first quarter was up 1% from the fourth quarter of 2002, and down 1% from the first quarter of 2002. The loss of ($0.02) per share compares with ($0.02) per share for the fourth quarter of 2002 and net income of $0.01 per share for the first quarter of 2002.

     First quarter 2003 consumer revenue increased to $31.5 million from $30.5 million in the fourth quarter and systems revenue increased to $14.0 million from $13.8 million in the fourth quarter. Subscription revenue, which is included in consumer revenue totals, increased to $23.6 million, or a 4% increase, compared to the fourth quarter of 2002. Gross margin remained constant with the fourth quarter at 71%.

     For the second quarter of 2003, RealNetworks expects modest sequential revenue growth due to the anticipated increase in subscription and system infrastructure businesses. RealNetworks expects a GAAP net loss per share for the second quarter of 2003 to be in the range of ($0.01) to ($0.03).

     RealNetworks also announced last week a definitive agreement to acquire Listen.com, the maker of the critically acclaimed Rhapsody music subscription service. RealNetworks and Listen.com expect the acquisition of Listen.com to close late in the second quarter, or early third quarter of 2003, subject to California Fairness Hearing Approval. If it does close in the second quarter, it is anticipated that it will happen late in the quarter and as such, not have material impact on RealNetworks’ second quarter results, excluding any possible acquisition related charges. Following the closing of the acquisition, RealNetworks would expect Listen.com to incur operating losses of approximately one million to two million dollars per quarter in 2003, and decreasing thereafter.

RealOne – The Premier Source for Online Content

     Since the beginning of the year, RealNetworks has made strategic investments in content, continued to build on existing partnerships and expanded services around the globe.

     With leading news providers featuring live video of the war in Iraq, RealNetworks RealOne™ SuperPass became one of the most popular destinations for people wanting to keep informed. News content delivered grew five fold in the first several days of the conflict and RealOne Player provided the most comprehensive guide to broadcast coverage of both free and paid news content.

     At the Nissan Open in February, RealNetworks and the PGA TOUR debuted TOURCast Plus, a new stand-alone subscription service that provides exclusive audio and video golf programming as well as a data application that enables golf fans to follow tournament action in real-time or replay through rich graphic presentations.

     Building on the popularity of music on the Internet, RealNetworks introduced both free and subscription new music content. In January, RealNetworks introduced “The NEXT”, an original video music series showcasing cutting-edge artists on the rise. RealNetworks also continued to add radio stations to the RealOne RadioPass subscription service – including an alternative station out of Martha’s Vineyard, WMVY and one of the earliest Internet-only stations, Music for Cubicles. Additionally, RealNetworks introduced radio subscription services for the UK, France, Germany, Italy and Spain featuring local content.

Helix Initiative – Enabling Expansion Beyond the PC

     During the first quarter, RealNetworks forged key mobile relationships and saw existing relationships bear fruit toward substantially expanding the reach of the Helix Platform and RealOne Player beyond the PC. Already shipping with RealOne Player are Nokia’s 3650, 7650, 9210, 9210i and 9290, and Palm’s Zire 71.

     In February, RealNetworks and Ericsson announced that Ericsson, the leading provider of network infrastructure to wireless carriers around the globe, had incorporated RealNetworks’ Helix media delivery technology into the new Ericsson Content Delivery Solution. In March, RealNetworks and Openwave™ announced that RealOne Player would be a key module in Openwave’s new Phone Tools v7 platform. Openwave’s software is included on more than 300 million mobile phones around the globe. With content services on the way and the spread of mass-market devices, RealNetworks is well-positioned to take advantage of the mobile opportunity.

ADJUSTED EPS

     Certain financial analysts track RealNetworks’ performance based on measures other than GAAP, including Adjusted EPS. As a result, RealNetworks provides the following reconciliation from net loss reported in accordance with generally accepted accounting principles. For the quarter ended March 31, 2003, excluding non-cash expenses related to acquisitions and minority investments, but including depreciation charges, adjusted loss per share is as follows:

Quarter Ended March 31, 2003 (in thousands, except per share data)
Net loss	$(2,838)
Amortization of stock compensation	301
Non-cash equity in net loss of MusicNet	1,731
Non-cash impairment of investments	424

Adjusted loss	(382)

Adjusted loss per share	$(0.00)

     As of April 25, the Company has spent $42.4 million of the $50 million set aside for stock repurchases.

About RealNetworks:
 RealNetworks, Inc. is the leading global provider of network-delivered digital audio and video services and the creator of the technology that enables digital media creation, distribution and consumption. Consumers use RealNetworks’ RealOne Player and RealNetworks’ content subscription service, RealOne SuperPass, to play free and premium digital content. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

Press Inquiries – Erika Shaffer, RealNetworks, (206) 892-6191, eshaffer@real.com
Financial Inquiries — Brian Turner, RealNetworks, (206) 892-6841, briant@real.com

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) the closing of the acquisition of Listen. com; (b) the effect of the acquisition of Listen.com on RealNetworks’ business and the combined business; (c) the future operating losses of Listen.com; (d) RealNetworks’ ability to continue to grow and sustain a successful consumer subscription business and increase revenue; (e) revenue, expense and net loss projections for the second quarter of 2003; (f) RealOne Player being the key module in Openwave’s new Phone Tools v7 platform; and (f) the positioning of RealNetworks to take advantage of mobile device opportunities. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include whether and when closing of the acquisition of Listen.com will occur; whether RealNetworks will be able to successfully integrate Listen.com following the closing of the acquisition; development and consumer acceptance of legal online music distribution services; the continued growth of “free” peer-to-peer services; the risks associated with the development of new streaming media technologies; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model, and the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the emergence of new entrants and competition in the market for digital media subscription offerings; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; factors affecting the businesses of RealNetworks’ business partners that will impact the success of RealNetworks’ relationships with those partners or the timing of their adoption or use of our technologies; risks associated with the use and distribution of competitive digital media technologies and the risks associated with macroeconomic trends including without limitation the financial difficulties that face telecommunications and technology companies, the reduced demand for technology products and the impact of past and potential future terrorist activities and military actions; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the period ended March 31, 2003, and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

RealNetworks, Helix, and RealOne are trademarks or registered trademarks of RealNetworks, Inc. Listen.com and RHAPSODY are trademarks or registered trademarks of Listen.com. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.